UNITED STATES

           SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549



                         FORM 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION

OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934.



                                  Commission File Number 0-08190
                                                         -------

         WILLIAMS INDUSTRIES, INCORPORATED
         ---------------------------------
 (Exact name of registrant as specified in its charter)



               8624 J.D. Reading Drive
                   P.O. Box 1770
                 Manassas VA 20108
                   (703) 335-7800
          -----------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



           Common Stock, $0.10 Par Value
           -----------------------------

(Title of each class of securities covered by this Form)


(Titles of all other classes of securities for which a duty

   to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



          Rule 12g-4(a)(1)     _X_

          Rule 12g-4(a)(2)     ___

          Rule 12h-3(b)(1)(i)  _X_

          Rule 12h-3(b)(1)(ii) ___

          Rule 15d-6           ___



     Approximate number of holders of record as of the
certification or notice date:                          __276__



     Pursuant to the requirements of the Securities Exchange Act of 1934 WILLIAMS INDUISTRIES, INCORPORATED has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: October 22, 2008    By:  /s/ Frank E. Williams, III
      ----------------        ---------------------------
                              Frank E. Williams, III
                              Chairman & CEO